As filed with the Securities and Exchange Commission May 27, 1998

                                                   Registration No. 333-________

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                      FORM S-8
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                             THE TOWN AND COUNTRY TRUST
                             --------------------------
               (Exact Name of Registrant as Specified in its Charter)

       Maryland                                         52-6613091
      ----------                                       ------------
(State of Organization)                     (I.R.S. Employer Identification No.)

100 S. Charles Street, Baltimore, Maryland                      21201
-------------------------------------------                    -------
 (Address of Principal Executive Offices)                    (ZIP Code)

                     THE TOWN AND COUNTRY TRUST 1997 LONG TERM
                             INCENTIVE PLAN (the "Plan")
                    -------------------------------------------
                             (Full Title of the Plan)

Harvey Schulweis              Copy to:  Daniel G. Berick, Esq.
The Town and Country Trust              Berick, Pearlman & Mills
100 S. Charles Street                     Co., L.P.A.
Baltimore, Maryland 21201               1350 Eaton Center
(410) 539-7600                          1111 Superior Avenue
-----------------------------           Cleveland, OH  44114
(Name, address and telephone            (216) 861-4900
number of agent for service)

                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed
                                    Maximum       Proposed
Title of                            Offering      Maximum
Securities          Amount          Price         Aggregate    Amount of
to be               to be           Per           Offering     Registration
Registered          Registered (1)  Share(2)      Price(2)     Fee (2)
--------------------------------------------------------------------------------
Common Shares
of Beneficial       1,200,000        $16.09      $19,308,000     $5695.86
Interest, par
value $0.01 per
share
--------------------------------------------------------------------------------
(1) An undetermined number of additional Common Shares may be issued if the antidilution provisions of the Plan become operative.

(2) Based upon the average of the high and low sales prices of the Common Shares on May 22, 1998; determined in accordance with Rule 457(c) solely for purposes of determining the amount of the registration fee.

                                      PART II
                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and reports filed with the Securities and Exchange Commission (the "Commission") by The Town and Country Trust (File No. 1-12056) (the "Trust") are incorporated herein by reference:

     (a) Annual Report on Form 10-K of the Trust for the fiscal year ended December 31, 1997;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in
          (a), above; and

     (c) The description of the Trust's Common Shares contained in the Trust's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Trust pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the Common Shares being registered hereby has been passed upon by Berick, Pearlman & Mills Co., L.P.A., 1350 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, counsel for the Trust. James H. Berick, Chairman of the firm of Berick, Pearlman & Mills Co., L.P.A., is a Trustee of the Trust. Daniel G. Berick, a principal in such firm, is Secretary (but not an executive officer) of the Trust.

ITEM 6.   INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     The Trust, as a real estate investment trust formed under Maryland law, is permitted to limit, and has limited, by provision in its Declaration of Trust, the liability of its trustees and

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

officers so that no trustee or officer shall be liable to the Trust or to any shareholder for money damages except for the liability of a trustee or officer for (i) acts or omissions involving active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services.

     The Trust's Bylaws require it to indemnify any present or former trustee or officer against all liabilities and expenses incurred by him in connection with any action, suit or other proceeding unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful, or (iv) in the case of an action by or in right of the Trust, he is adjudged to have breached his duty of loyalty to the Trust. In addition, the Bylaws require the Trust to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his service as a trustee or officer, provided that the Trust shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Trust as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it ultimately shall be determined that the standard of conduct was not met. The Bylaws also (i) permit the Trust to provide indemnification and advance expenses to a present or former trustee or officer who served a predecessor of the Trust in such capacity, and to any employee or agent of the Trust or a predecessor or affiliate of the Trust, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (iii) permit the Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by
Section 2-418 of the MGCL for directors of Maryland corporations.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.   EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

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

ITEM 9.   UNDERTAKINGS.

A.    The Trust hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Trust pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Trust hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Trust's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a trustee, officer or controlling persons of the Trust in the

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

successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 22nd day of May, 1998.

                                   THE TOWN AND COUNTRY TRUST


                                   By: /s/ Harvey Schulweis
                                      ---------------------------------
                                      Title: President

Dated: May 22, 1998

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                Title                         Date
---------                -----                         ----

/s/ Harvey Schulweis     Trustee, Principal             May 22, 1998
----------------------   Executive Officer and
Harvey Schulweis         Principal Financial
                         Officer


/s/ Jennifer C. Munch    Principal Accounting           May 22, 1998
----------------------   Officer
Jennifer C. Munch

Alfred Lerner*           Trustee
James H. Berick*         Trustee
H. Grant Hathaway*       Trustee
Milton A. Wolf*          Trustee



                                           *By: /s/ Harvey Schulweis
                                               -----------------------------
                                               Harvey Schulweis
                                               Attorney-in-Fact

                                               May 22, 1998

    *Powers of attorney authorizing Harvey Schulweis to sign this Registration Statement on behalf of Trustees of the Trust are being filed with the Securities and Exchange Commission herewith.

                                   EXHIBIT INDEX


Exhibit             Exhibit
Number              Description
-------             ------------
4(a)                First Amended and Restated Declaration
                    of Trust of the Trust, defining the
                    rights of holders of its Common Shares
                    (incorporated by reference to Exhibit
                    3.1 to the Trust's Registration
                    Statement on Form S-11 (No. 33-63150))

4(b)                The Town and Country Trust 1997 Long
                    Term Incentive Plan (incorporated by
                    reference to Exhibit 10.3 to the Trust's
                    Annual Report on Form 10-K for the
                    fiscal year ended December 31, 1997)

5                   Opinion of Berick, Pearlman & Mills Co.,
                    L.P.A. as to the Common Shares being
                    registered

23(a)               Consent of Ernst & Young LLP

23(b)               Consent of Berick, Pearlman
                    & Mills Co., L.P.A. (contained in
                    opinion filed as Exhibit 5)

24                  Powers of Attorney


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